Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Capitalized terms used but not defined herein have the meaning ascribed to them in the annual report on Form 10-K to which this Description of Securities is an exhibit (the “Annual Report”). This summary is not complete, and the Company refers you to the Delaware General Corporation Law, the Company’s charter and by-laws and the Investment Company Act of 1940 (“1940 Act”) for a more detailed description of the provisions summarized below.

General

Under the terms of the Company’s Certificate of Incorporation, the Company’s authorized stock consists of 101,000,000 of which 100,000,000 shares shall be common stock having a par value of $0.001 per share (the “Common Stock”) and 1,000,000 shares shall be preferred stock having a par value of $0.001 per share (the “Preferred Stock”). No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, shareholders generally are not personally liable for the Company’s debts or obligations. Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

Under the terms of the Company’s Certificate of Incorporation, holders of Common Stock, except as otherwise required by law or as otherwise provided in any preferred stock designation, shall exclusively possess all voting power, and each share of Common Stock shall have one vote. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Certificate of Designation) or pursuant to the Delaware General Corporation Law.

Transfers of Shares

Shareholders may not transfer any shares of the Company’s Common Stock without (a) registration of the transfer on the Company’s books and (b) Company’s prior written consent. Company’s consent to transfer shares may be withheld (1) if the creditworthiness of the proposed transferee, as determined by the Company in its sole discretion, is not sufficient to satisfy all obligations under the subscription agreement or (2) unless, in the opinion of counsel satisfactory in form and substance to the Company:

•	such transfer would not violate the Securities Act of 1933 or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the shares to be transferred; and

•	in the case of a transfer to:

o	an “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to the fiduciary responsibility provisions of Title I of ERISA;

o	a “plan” described in Section 4975(e)(1) of the Code, that is subject to Section 4975 of the Code;

o	an entity that is, or is deemed to be, using (for purposes of ERISA or Section 4975 of the Code) “plan assets” to purchase or hold its investments; or

o	a person (including an entity) that has discretionary authority or control with respect to Company’s assets or a person who provides investment advice with respect to Company’s assets or an “affiliate” of such person, such transfer would not be a “prohibited transaction” under ERISA or Section 4975 of the Code or cause all or any portion of the Company’s assets to constitute “plan assets” under ERISA or Section 4975 of the Code.

Furthermore, should there be an Exchange Listing, holders of the Company’s shares may be subject to lock-up restrictions pursuant to which they will be prohibited from selling shares for a minimum period of time after the pricing of such IPO or the listing. The specific terms of this restriction and any other limitations on the sale of the shares in connection with or following an Exchange Listing will be agreed in advance between the Board of Directors and Advisor, acting on behalf of the Company’s investors, and the underwriters of the Exchange Listing other similar institutions, acting on the Company’s behalf, in connection with the Exchange Listing.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Measures

The Company’s Certificate of Incorporation and by-laws provide that:

•	The Company’s directors are divided into three classes. At each annual meeting, directors are elected for a term expiring at the third succeeding annual meeting, with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies;
•	The entire Board of Directors or any individual Director may be removed from office for cause by a 66 2/3% vote of the holders of the outstanding shares then entitled to vote at an election of Directors; and
•	Any vacancy occurring in any office of the Company shall be filled by the Board of Directors.

Special meetings of the shareholders may only be called by the secretary only at the request of the Chairman of the Board of Directors, the Chief Executive Officer or by a resolution duly adopted by the affirmative vote of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Anti-Takeover Provisions

The Company’s Certificate of Incorporation includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Company or to change the composition of the Board of Directors. A director may be removed from office by a vote of the holders of at least 66 2/3 of the shares then entitled to vote for the election of a director.

To convert the Company to a closed-end or open-end investment company, to merge or consolidate the Company with any entity or sell all or substantially all of the Company’s assets to any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as are provided in the Company’s Certificate of Incorporation or to liquidate and dissolve the Company other than in connection with a qualifying merger, consolidation or sale of assets or to amend certain of the provisions relating to these matters, requires the favorable vote of a majority of the Company’s continuing directors followed by the favorable vote of the holders of a majority of the Company’s then outstanding shares of each affected class or series of the Company’s shares, voting separately as a class or series. As part of any such conversion to an open-end investment company, substantially all of the Company’s investment policies and strategies and portfolio would have to be modified to assure the degree of portfolio liquidity required for open-end investment companies. In the event of the Company’s conversion to an open-end investment company, if applicable, the common stock would cease to be listed on any national securities exchange or market system. Shareholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the 1940 Act, at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. It is not likely that the Board of Directors would vote to convert the Company to an open-end fund.

The 1940 Act defines “a majority of the outstanding voting securities” as the lesser of a majority of the outstanding shares and 67% of a quorum of a majority of the outstanding shares. For the purposes of calculating “a majority of the outstanding voting securities” under the Company’s Certificate of Incorporation, each class and series of the Company’s shares will vote together as a single class, except to the extent required by the 1940 Act or the Company’s Certificate of Incorporation, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.

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